February 26, 2015
Pritpal Shinmar
By hand

Re:    Change in Control Severance Payment

Dear Pritpal:

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Reference is hereby made to the Statement of Terms and Conditions of Employment between Sorin Group UK Ltd (“Sorin UK”) and you dated 7 January 2013 (the “Employment Agreement”). Sorin UK desires to make certain changes to the Employment Agreement in connection with the contemplated merger transaction involving the Sorin Group and Cyberonics, Inc., a Delaware corporation (the “Contemplated Transaction”). The effect of this Letter is conditioned upon and expressly subject to the approval of the Contemplated Transaction by the Extraordinary Shareholders Assemblies of Sorin and Cyberonics, respectively, and the successful Closing of the Contemplated Transaction, as contemplated in the relevant contractual documentation supporting the Contemplated Transaction (which include the satisfaction of regulatory and other Closing conditions). If the Contemplated Transaction does not close prior to February 26, 2016, this letter shall be null ab initio.
Severance
Sorin UK hereby agrees that, if within two years following the closing of the Contemplated Transaction your employment is terminated by Sorin UK for any reason other than for “Cause” (as defined below) then, you will be eligible to receive a severance payment equal to 2 years’ worth of (i) your annual base salary; and (ii) your target bonus (together the “Severance Payment”). The Severance Payment will be inclusive of your contractual and statutory notice period (or any payments in lieu of notice) set out at Section 13 of the Employment Agreement. Payment of the Severance Payment is in full and final settlement of any and all statutory and contractual rights and/or claims you may have against Sorin UK or the wider Sorin Group arising out of your employment with Sorin UK or the termination of that employment. You agree to waive, release and discharge any and all such rights and claims and agree that payment of the Severance Payment is conditional upon: (i) you entering into (within 21 days after the date of termination) a full and complete settlement agreement waiving all such statutory and contractual claims against Sorin UK and any Group Company (as defined below) on terms acceptable to Sorin UK; and (ii) that settlement agreement becoming effective and enforceable in accordance with applicable law.
In addition, upon a termination of your employment within two years following the closing of the Contemplated Transaction described in the previous paragraph, all of your equity-based awards other than any such awards to be granted to you upon consummation of the Contemplated Transaction will fully vest, with the performance criteria for performance-based awards deemed to be met at the 100% level. (Any equity-based awards granted to you upon consummation of the Contemplated Transaction will vest on a prorated basis upon such a termination of employment, as will be further described in the award agreement governing such grants.) In addition, upon such a termination of your employment, any lock-up period applicable with respect to your equity awards will terminate.
Definitions

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Finally, for purposes of this letter: (1) “Cause” shall mean: (i) if you are guilty of any gross misconduct or behaviour which tends to bring yourself, Sorin UK or any company within the Sorin Group (each a “Group Company”) into disrepute; (ii) if you commit any material or persistent breach of the Employment Agreement (in the case of a non-material persistent breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach) or you fail to comply with any reasonable order or direction of the board of directors of Sorin Group (the “Board”); (iii) if you fail to perform your duties to the reasonable satisfaction of the Board (having been given notice in writing of: (a) the areas of underperformance; (b) the improvements in performance that are reasonably required by the Board; and (c) a reasonable period of time to make the necessary improvements in performance); (iv) if you become insolvent or bankrupt or compound with or grant a trust deed for the benefit of your creditors; (v) if your behaviour (whether or not in breach of the Employment Agreement) can reasonably be regarded as materially prejudicial to the interests of Sorin UK or any Group Company, including if you are found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed); (vi) if you have an order made against you disqualifying you from acting as a company director; (vii) if you become of unsound mind; (viii) if you are found guilty of a serious breach of the rules or regulations as amended from time to time of the UK Listing Authority (including the Model Code for transactions in securities by directors), or any other regulatory authority relevant to Sorin UK or any Group Company or any code of practice issued by Sorin UK or any Group Company (as amended from time to time).
Any Severance Payment payable pursuant to this letter will be subject to deduction of income tax and National Insurance contributions at the appropriate rate before payment is made.
This letter shall be construed, interpreted and the rights of the parties determined in accordance with the laws of England and Wales. Except as specifically addressed above, the Employment Agreement shall remain in full force and effect and the provisions thereof are hereby incorporated by reference.Very truly yours,

Sorin Group

By: _______________________________
Name & Title: ______________________

Please sign below to acknowledge your acceptance of the terms of this letter.

I, Pritpal Shinmar, confirm that I have read and understood the letter and agree to be bound by its terms
_________________________________        ______
Pritpal Shinmar                    Date

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